News Release

For Further Information

Media Relations: Nick Iammartino, 816-854-4556, nick.iammartino@hrblock.com

Investor Relations: Scott Dudley, 816-854-4505, scott.dudley@hrblock.com

H&R BLOCK REPORTS FISCAL 2008 FIRST QUARTER RESULTS

Improved Off-Season Results from Continuing Operations

Discussions Under Way with Cerberus in Effort to Modify Option One Sale Transaction

FY08 Earnings Guidance Updated to $1.30 to $1.45 per Share from Continuing Operations

FOR RELEASE Aug. 30, 2007 6 a.m. EDT

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported that revenues from continuing operations rose 11 percent and operating results from continuing operations improved in its fiscal 2008 first quarter compared with the same period last year. The company normally reports a first-quarter operating loss primarily because of seasonality within its Tax Services and Business Services segments.

Revenues from continuing operations in H&R Block’s fiscal first quarter ended July 31 rose to $381.2 million from $342.8 million in last year's quarter. Net loss from continuing operations of $109.8 million, or 34 cents a share, was 7 percent better than a $117.8 million loss, or 36 cents a share, in the prior-year period.

“Each of our continuing businesses performed in line with our expectations during the quarter,” said Mark A. Ernst, chairman and chief executive officer. “In the tax business, we've been investing as planned in initiatives to drive enhanced client service for the coming tax season, leveraging the unique products we can offer clients through H&R Block Bank.

“In Consumer Financial Services, solid growth at both the bank and H&R Block Financial Advisors combined to deliver a great quarter,” Ernst continued, “and RSM McGladrey is beginning to realize the full benefits of integrating our American Express Tax and Business Services acquisition.”

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H&R Block Reports Fiscal 2008 First Quarter Results/Page 2

H&R Block also announced today that it is engaged in discussions with Cerberus Capital Management, L.P. in an effort to modify the agreement H&R Block entered into in April to sell Option One Mortgage Corp. to Cerberus. Certain closing conditions of this agreement currently are not being met. Consequently, some of the key components of the discussions currently are:

•

The closing conditions requiring Option One to have $2 billion in loans funded within 60 days of closing and $8 billion minimum in warehouse lines would be waived, with certain other closing conditions being waived or modified.

•	H&R Block would be responsible for divesting or winding down Option One's remaining origination business, which would be pursued immediately. As a result, certain shutdown costs may be incurred.
•	Cerberus would purchase Option One's loan servicing platform.
•	The parties are working toward advancing the Dec. 31 contract termination date to provide for an earlier resolution of the Option One situation.

Other sections of the contract may also be changed or eliminated. While H&R Block hopes to conclude these negotiations soon, the company cannot be sure that it will be able to do so. If the parties are unable to reach agreement on the modifications, the existing agreement remains in effect with its original terms, though there can be no assurance it will close. Until the ongoing discussions are concluded, H&R Block will not have any further comment.

Results of the Option One business, H&R Block Mortgage Corp. and two small non-mortgage businesses are reported as discontinued operations. Net loss from discontinued operations was $192.8 million, or 59 cents per share, for the fiscal 2008 first quarter, versus a loss of $13.5 million, or 5 cents per share, in last year’s period.

Including discontinued operations, H&R Block's consolidated net loss for the fiscal 2008 first quarter was $302.6 million, or 93 cents per share, versus $131.4 million, or 41 cents per share, a year ago.

Fiscal 2008 Outlook

“We took major steps last year to simplify the company’s business mix and sharpen our focus on our tax, accounting and related financial services businesses,” Ernst said. “Based on first quarter results for our continuing operations, fiscal 2008 is off to a good start.”

The company has updated its range of expected earnings from continuing operations for fiscal 2008 to $1.30 to $1.45 per share, narrowing it from the prior expectation of $1.25 to $1.45 per share. Earnings from continuing operations were $1.15 per share in fiscal 2007.

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H&R Block Reports Fiscal 2008 First Quarter Results/Page 3

The change reflects finalized product designs and strategies for the Tax Services segment, in which the company anticipates a good season in retail tax complemented by further gains in digital tax services. The outlook also includes a doubling or more of profits in Consumer Financial Services, driven by continued bank expansion and further profit gains by H&R Block Financial Advisors. The company expects solid performance as well in RSM McGladrey’s core accounting, tax and consulting services. Results of discontinued operations will continue to have a negative impact on consolidated earnings into the second, and possibly third, quarter of the fiscal year.

Tax Services

First quarter Tax Services revenues rose 6 percent to $69.9 million from $65.7 million. The segment had a pretax loss of $172.3 million compared with a $153.1 million loss last year.

The fiscal 2008 quarterly loss reflects off-season expenses associated with expansion into the company’s commercial tax markets business and the recent acquisition of previously franchised operations in Las Vegas, investments in technology infrastructure and a slight increase in normal operating expenses.

In an effort to better serve clients who file in the critical early part of the tax season, the company has joined with leading refund lenders to dramatically lower the cost of refund anticipation loans. The loan product will be offered nationally through both H&R Block retail tax offices and professional preparers who use TaxWorks or 1040Works (commercial tax preparation software platforms H&R Block acquired last fiscal year).

“We are intently focused on competing professionally, yet aggressively, for early season filers,” Ernst stated.

Consumer Financial Services

First quarter 2008 revenues from continuing operations of $114.4 million were 45 percent above the $78.8 million recorded in the prior year quarter, reflecting planned growth of H&R Block Bank and continued profitability improvements by H&R Block Financial Advisors (HRBFA). Segment pretax income from continuing operations rose to $6.2 million, more than $9 million better than a loss of $3.1 million a year ago.

“Our bank started its second year of operation with a strong quarter, and we’re still in the early stages of realizing its potential for competitive advantage,” Ernst said.

“Beyond the Bank’s own contribution to earnings, we look forward to realizing the tax client retention opportunity created by the popularity of the H&R Block Prepaid Emerald MasterCard®,” he said. Issued by the bank, the Emerald Card was selected by an unprecedented 2 million tax clients last season, enabling them to receive refund-related funds at tax time and to access consumer banking services year-round.

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H&R Block Reports Fiscal 2008 First Quarter Results/Page 4

“Yesterday we announced a bank product that builds on this highly successful launch,” Ernst continued. “It links the card to a year-round line of credit that offers tax clients a low fixed annual percentage rate when they link it to a high-yield savings account also offered by the bank. This new product will provide credit when clients need it in a way that builds loyalty for our tax business.”

HRBFA again achieved profitability in the quarter. Results benefited from higher advisor productivity, which was driven by organic business growth and recruiting success. “These improved results reflect operating changes management has made in the business over the past two years,” Ernst said, “and we are on track for ongoing earnings contributions.”

Business Services

Business Services had a strong quarter, experiencing good organic growth despite a slight decline in reported revenues.  Revenues for the fiscal 2008 first quarter were down 1 percent to $192.8 million from $195.5 million. This was primarily due to reduced capital markets revenue, reflecting a decision to phase out business valuation services and focus solely on capital market transaction advisory services.

In addition to 9 percent revenue growth in its tax business, the segment also achieved meaningful improvement versus prior year in its off-season loss. The loss was reduced to $1.9 million from $7.0 million in the year-ago quarter, due primarily to efficiencies resulting from the integration of American Express Tax and Business Services.

Investment continued during the quarter in a brand-building initiative designed to drive new business opportunities through greater awareness of RSM McGladrey’s name and business capabilities.

Discontinued Operations

May and June improvements in the mortgage market environment were reversed in July after rating agency changes in loan collateral guidelines. These changes lowered the value of loans held in warehouses throughout the industry, made certain loan products unprofitable, and lowered the value of virtually all non-prime originations. Option One responded to these issues with changes to its products and programs, including rate increases, and actions to reduce asset values to recognize overall market illiquidity.

The pretax loss noted earlier reflects a $57.4 million loss on sale, $157.3 million in loan loss and repurchase reserves and a $49.6 million impairment of residual interests.

Cost of origination was 262 basis points, up from 245 basis points in the fiscal 2007 fourth quarter. Based on loan executions of $3.1 billion in the fiscal 2008 first quarter, the business incurred losses from origination activities leading to a 586 basis points net loss on sale gross margin for the quarter.

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H&R Block Reports Fiscal 2008 First Quarter Results/Page 5

Option One has significantly tightened its underwriting criteria so that loans originated result in clear access to the available secondary market and limit the company’s ongoing capital commitment.

“Given the unprecedented disruption in the credit markets, in August we took action to limit any more exposure to non-prime mortgage originations by stopping all but Fannie Mae and Freddie Mac-eligible loans,” Ernst said.

Option One also dramatically scaled back its loan commitment activity to a level that should result in an originations run rate of approximately $200 million per month by mid-September. The company has continued to restructure its origination platform to align resources with substantially lower volume.

To the extent that market conditions fail to improve, the company estimates that the mortgage business may continue to incur significant pretax impairments of approximately $150 million to $200 million to existing residuals, beneficial interests in trusts and loans held for sale.

Other

Corporate and eliminations pretax loss decreased to $15.6 million in the 2008 first quarter from $30.9 million, reflecting improved borrowing rates, lower legal expenses and $4.2 million of additional investment income.

During the first quarter, the company issued 1.6 million treasury shares for option exercises, share purchases under the employee stock purchase plan and vesting of restricted share grants.

Given the first quarter loss within discontinued operations and estimated losses during the second and potentially third quarters, the company now expects that it will not be able to repurchase shares for treasury until some time in fiscal 2009.

Conference Call

Today at 8 a.m. EDT, H&R Block will host a conference call for analysts, institutional investors and shareholders. Mark Ernst and Bill Trubeck, executive vice president and chief financial officer, will discuss results and future expectations as well as respond to analysts' questions. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (866) 800-8649 - Access Code: 36607435
International (617) 614-2703 - Access Code: 36607435

The call will be webcast in a listen-only format for the media and public. The link to the webcast and a supporting slide presentation can be accessed directly on H&R Block’s Investor Relations Web site at http://investor-relations.hrblock.com.

A replay of the call will be available beginning at 10 a.m. EDT Aug. 30 and continuing until 12 p.m. EDT Sept. 13, 2007, by dialing (888) 286-8010 (U.S./Canada)

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H&R Block Reports Fiscal 2008 First Quarter Results/Page 6

or (617) 801-6888 (international). The replay access code is 10809038. The webcast will be replayed on the company’s Investor Relations Web site at http://investor-relations.hrblock.com.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, accounting and related financial products and services. H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955. The company and its subsidiaries reported revenues of $4.0 billion and net income from continuing operations of $374.3 million in fiscal year 2007.  The company has continuing operations in three principal business segments: Tax Services (income tax return preparation and related services and products via in-office, online and software solutions); Business Services (accounting, tax and business consulting services primarily for midsized companies); and Consumer Financial Services (tax-related banking services along with brokerage services, investment planning and related financial advice). Headquartered in Kansas City, Mo., H&R Block markets its continuing services and products under two leading brands – H&R Block and RSM McGladrey. For more information visit our Online Press Center at www.hrblock.com.

Forward Looking Statements

This release may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements are based upon the current expectations of the company and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the company’s pending sale of Option One Mortgage Corp. and uncertainty regarding its closing; the uncertainty of the impact and effect of changes in the non-prime mortgage market including changes in interest rates, loan origination volumes, levels of early payment defaults and secondary market pricing and liquidity; competitive factors; regulatory capital requirements; uncertainties pertaining to the commercial paper market; litigation; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the company’s 2007 annual report on Form 10-K and in other filings by the company with the Securities and Exchange Commission.

Tables follow

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended July 31,
	Revenues		Income (loss)
	2007	2006	2007	2006
Tax Services	$69,863	$65,658	($172,289)	($153,054)
Business Services	192,823	195,457	(1,906)	(6,967)
Consumer Financial Services	114,372	78,829	6,206	(3,069)
Corporate and Eliminations	4,151	2,826	(15,591)	(30,884)
	$381,209	$342,770	(183,580)	(193,974)
Income tax benefit			(73,757)	(76,135)
Net loss from continuing operations			(109,823)	(117,839)
Loss from discontinued operations, net of tax			(192,757)	(13,538)
Net loss			($302,580)	($131,377)

Basic and diluted loss per share:
Net loss from continuing operations			($0.34)	($0.36)
Net loss from discontinued operations			(0.59)	(0.05)
Net loss			($0.93)	($0.41)
Basic and diluted shares outstanding			323,864	323,671

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss from continuing operations.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the consolidated results of operations or stockholders’ equity as previously reported.

On April 19, 2007, we entered into an agreement to sell Option One Mortgage Corporation (OOMC). In conjunction with this plan, we also announced we would terminate the operations of H&R Block Mortgage Corporation, a wholly-owned subsidiary of OOMC. During fiscal year 2007, we also committed to a plan to sell two smaller lines of business and completed the wind-down of one other line of business, all of which were previously reported in our Business Services segment. One of these businesses was sold during the three months ended July 31, 2007. Additionally during fiscal year 2007, we completed the wind-down of our tax operations in the United Kingdom, which were previously reported in Tax Services. As of July 31, 2007, we met the criteria requiring us to present the related financial results of these businesses as discontinued operations and the assets and liabilities of the business being sold as held-for-sale in the condensed consolidated financial statements. All periods presented have been reclassified to reflect our discontinued operations.

We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) on May 1, 2007. As a result of the adoption of FIN 48, we recognized a $9.7 million increase in the liability for unrecognized tax benefits resulting in a decrease to retained earnings as of May 1, 2007.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	July 31,	April 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$437,671	$921,838
Cash and cash equivalents - restricted	287,789	332,646
Receivables from customers, brokers, dealers and clearing
organizations, net	404,420	410,522
Receivables, net	423,450	556,255
Prepaid expenses and other current assets	224,834	208,564
Current assets of discontinued operations, held for sale	1,082,826	1,024,467
Total current assets	2,860,990	3,454,292

Mortgage loans held for investment, net	1,241,281	1,358,222
Property and equipment, net	372,235	379,066
Intangible assets, net	173,799	181,413
Goodwill, net	1,006,278	993,919
Other assets	484,081	454,646
Noncurrent assets of discontinued operations, held for sale	769,695	722,492
Total assets	$6,908,359	$7,544,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper and other short-term borrowings	$1,651,237	$1,567,082
Customer banking deposits	1,039,238	1,129,263
Accounts payable to customers, brokers and dealers	615,858	633,189
Accounts payable, accrued expenses and other	398,864	519,372
Accrued salaries, wages and payroll taxes	131,274	307,854
Accrued income taxes	113,739	439,472
Current portion of long-term debt	9,371	9,304
Current liabilities of discontinued operations, held for sale	791,071	615,373
Total current liabilities	4,750,652	5,220,909

Long-term debt	519,803	519,807
Other noncurrent liabilities	556,542	388,835
Total liabilities	5,826,997	6,129,551

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	671,647	676,766
Accumulated other comprehensive income (loss)	2,528	(1,320)
Retained earnings	2,530,207	2,886,440
Less cost of 111,344,662 and 112,671,610 shares of
common stock in treasury	(2,127,379)	(2,151,746)
Total stockholders’ equity	1,081,362	1,414,499
Total liabilities and stockholders’ equity	$6,908,359	$7,544,050

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended July 31,
	2007	2006
Revenues:
Service revenues	$321,663	$302,796
Other revenues:
Interest income	41,838	25,710
Product and other revenues	17,708	14,264
	381,209	342,770

Operating expenses:
Cost of services	383,400	363,525
Cost of other revenues	43,529	18,207
Selling, general and administrative	145,824	149,071
	572,753	530,803

Operating loss	(191,544)	(188,033)
Non-operating interest expense	(595)	(12,135)
Other income, net	8,559	6,194

Loss from continuing operations before tax benefit	(183,580)	(193,974)
Income tax benefit	(73,757)	(76,135)

Net loss from continuing operations	(109,823)	(117,839)
Loss from discontinued operations, net of tax	(192,757)	(13,538)

Net loss	($302,580)	($131,377)

Basic and diluted loss per share:
Net loss from continuing operations	($0.34)	($0.36)
Net loss from discontinued operations	(0.59)	(0.05)
Net loss	($0.93)	($0.41)

Basic and diluted shares outstanding	323,864	323,671

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Three Months Ended July 31,
	2007	2006
Cash flows from operating activities:
Net loss	($302,580)	($131,377)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	37,075	34,627
Stock-based compensation expense	7,398	8,179
Changes in assets and liabilities of discontinued operations	115,486	175,207
Other changes in working capital, net of acquisitions	(289,562)	(562,695)
Net cash used in operating activities	(432,183)	(476,059)

Cash flows from investing activities:
Mortgage loans originated or purchased for investment, net	111,164	(135,161)
Purchases of property and equipment	(14,497)	(34,358)
Payments made for business acquisitions, net of cash acquired	(20,887)	(4,627)
Investing cash flows provided by (used in) discontinued operations	3,068	(3,871)
Other, net	6,699	1,774
Net cash provided by (used in) investing activities	85,547	(176,243)

Cash flows from financing activities:
Repayments of commercial paper	(3,463,719)	(1,034,210)
Proceeds from issuance of commercial paper	3,622,874	1,223,566
Repayments of lines of credit borrowings	(560,000)	—
Proceeds from lines of credit borrowings	485,000	—
Customer banking deposits	(90,378)	404,030
Dividends paid	(43,937)	(40,485)
Purchase of treasury shares	—	(180,897)
Proceeds from exercise of stock options	9,788	6,791
Financing cash flows used in discontinued operations	(47,535)	(100)
Other, net	(49,624)	(53,549)
Net cash provided by (used in) financing activities	(137,531)	325,146

Net decrease in cash and cash equivalents	(484,167)	(327,156)
Cash and cash equivalents at beginning of the year	921,838	673,827
Cash and cash equivalents at end of the year	$437,671	$346,671

Supplementary cash flow data:
Income taxes paid	$9,653	$190,378

Interest paid on borrowings	27,833	15,504
Interest paid on deposits	15,792	3,198

SELECTED OPERATING DATA

Unaudited

Consumer Financial Services	Three months ended
	7/31/2007	7/31/2006	% change	4/30/2007	% change
Broker-dealer:
Traditional brokerage accounts (1)	383,229	409,147	-6.3%	386,902	-0.9%
Average assets per traditional brokerage account	$84,775	$75,311	12.6%	$85,518	-0.9%
Ending balance of assets under administration (billions)	$32.5	$30.8	5.5%	$33.1	-1.8%
Average customer margin balances (millions)	$357	$451	-20.8%	$373	-4.3%
Average payables to customers (millions)	$560	$647	-13.4%	$573	-2.3%
Advisors	936	938	-0.2%	$918	2.0%

Banking:
Efficiency ratio (2)	37%	35%	2.0%	37%	0.3%
Annualized net interest margin (3)	2.08%	3.65%	-1.6%	2.53%	-0.5%
Annualized pretax return on average assets (4)	1.34%	1.15%	0.2%	3.42%	-2.1%
Total ending assets (millions)	$1,337	$567	135.8%	$1,501	-10.9%

(1) Includes only accounts with a positive period-end balance.

(2) Non-interest expenses divided by total revenue less interest expense. See reconciliation of non-GAAP financial measures.

(3) Annualized net interest revenue divided by average assets. See reconciliation of non-GAAP financial measures.

(4) Annualized pretax banking income divided by average assets. See reconciliation of non-GAAP financial measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited, dollars in thousands

	Three Months Ended
	July 31, 2007	July 31, 2006	April 30, 2007
Efficiency Ratio:
Total Consumer Financial Services expenses	$108,166	$81,898	$105,963
Less: Interest and non-banking expenses	(104,043)	(80,564)	(97,496)
Non-interest banking expenses	$4,123	$1,334	$8,467
Total Consumer Financial Services revenues	$114,372	$78,829	$120,202
Less: Non-banking revenues and interest expense	(103,323)	(74,988)	(97,162)
Banking revenue net of interest expense	$11,049	$3,841	$23,040
	37%	35%	37%

Annualized Net Interest Margin:
Net interest revenue - banking	$7,503	$3,729	$9,654
Net interest revenue - banking (annualized)	$30,012	$14,916	$38,616
Divided by average assets	$1,442,299	$408,117	$1,525,662
	2.08%	3.65%	2.53%

Annualized Return on Average Assets:
Total Consumer Financial Services pretax income	$6,206	($3,069)	$14,239
Less: Non-banking pretax income (loss)	1,364	(4,238)	1,195
Pretax banking income	$4,842	$1,169	$13,044
Pretax banking income - annualized	$19,368	$4,676	$52,176
Divided by average assets	$1,442,299	$408,117	$1,525,662
	1.34%	1.15%	3.42%